Exhibit 99.1

Perimeter Acquisition Corp. I Announces Pricing of Upsized $210,000,000 Initial Public Offering

NEW YORK, May 12, 2025 (GLOBE NEWSWIRE) – Perimeter Acquisition Corp. I (Nasdaq: PMTRU) (the “Company”), a special purpose acquisition company, today announced the pricing of its upsized initial public offering of 21,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “PMTRU” beginning May 13, 2025. Each unit consists of one ordinary share and one-half of one redeemable warrant. Once the securities comprising the units begin separate trading, the ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PMTR” and “PMTRW”, respectively.

The offering is expected to close on May 14, 2025, subject to customary closing conditions.

Citigroup Global Markets Inc. is serving as the sole book-running manager for the offering. The underwriter has been granted a 45-day option to purchase up to an additional 3,150,000 units offered by the Company to cover over-allotments, if any.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission (“SEC”), and was declared effective on May 12, 2025. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 800-831-9146.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perimeter Acquisition Corp. I

Perimeter Acquisition Corp. I is a public acquisition vehicle and intends to target companies in the defense and national security sectors where its management has extensive investment and operational experience. In addition, the Company expects to evaluate opportunities relating to technology, including opportunities at the convergence of defense, technology, and national security. The Company believes that its management team is positioned to drive ongoing value creation post-business combination and is well suited to identify opportunities that have the potential to generate attractive risk-adjusted returns for its shareholders.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor and Media Contact

Investor Contact:

Josef Valdman

jvaldman@perimeteracq.com

(512) 200-2533

Media Contact:

Bernardo Soriano

Gregory FCA for Perimeter Acquisition Corp. I

bernardo@gregoryfca.com

(914) 656-3880